Exhibit 99.1

Johnson Controls International plc Announces Results of Early Tenders and Consents in Exchange Offers and Execution of Supplemental Indentures

        CORK, Ireland, Dec. 12, 2016 /PRNewswire/—Johnson Controls (NYSE:JCI) announced today that, as of 5:00 p.m. New York City time, on December 9, 2016 (the "Early Consent Date"), the aggregate principal amounts of each series of notes listed in the table below issued by Johnson Controls, Inc. ("JCI Inc.") or Tyco International Finance S.A. ("TIFSA"), as applicable, each of which is a wholly owned subsidiary of Johnson Controls, had been validly tendered and not validly withdrawn in connection with Johnson Controls' previously announced offers to exchange all validly tendered and accepted notes of each such series for new notes to be issued by Johnson Controls (collectively, the "New Notes") and the related solicitation of consents to amend the indentures governing the existing notes (the "proposed amendments") to eliminate various covenants, event of default provisions and other provisions and, with respect to the existing notes issued by TIFSA, to release the parent guarantees. A registration statement on Form S-4 (File No. 333-214806) (the "registration statement") relating to the issuance of the New Notes was filed with the Securities and Exchange Commission ("SEC") on November 28, 2016 and was amended on December 8, 2016 but has not yet been declared effective.

Series of notes issued by JCI Inc. or TIFSA ("existing notes")	CUSIP No./ISIN	Aggregate principal amount tendered and consents received as of the Early Consent Date	Percentage of total outstanding principal amount of such series of existing notes tendered and consenting as of the Early Consent Date
Existing notes issued by JCI Inc.
2.355% Senior Notes due 2017	478373AA1/ US478373AA13	$45,896,000	100.00%
7.125% Notes Due July 15, 2017	478366AG2/ US478366AG24	$136,845,000	91.23%
1.400% Senior Notes due 2017	478373AB9/ US478373AB95	$258,426,000	86.14%
5.000% Senior Notes due 2020	478366AU1/ US478366AU18	$452,203,000	90.44%
4.25% Senior Notes due 2021	478366AX5/ US478366AX56	$446,715,000	89.34%
3.750% Senior Notes due 2021	478366BA4/ US478366BA45	$427,969,000	95.10%
3.625% Senior Notes due 2024	478373AC7/ US478373AC78	$466,653,000	93.33%
6.000% Notes due 2036	478366AN7/ US478366AN74	$391,940,000	97.99%
5.70% Senior Notes due 2041	478366AW7/ US478366AW73	$269,949,000	89.98%
5.250% Senior Notes due 2041	478366BB2/ US478366BB28	$241,955,000	96.78%
4.625% Senior Notes due 2044	478373AD5/ US478373AD51	$443,611,000	98.58%
6.950% Debentures due December 1, 2045	478366AF4/ US478366AF41	$120,642,000	96.51%
4.950% Senior Notes due 2064	478373AE3/ US478373AE35	$434,827,000	96.63%

Series of notes issued by JCI Inc. or TIFSA ("existing notes")	CUSIP No./ISIN	Aggregate principal amount tendered and consents received as of the Early Consent Date	Percentage of total outstanding principal amount of such series of existing notes tendered and consenting as of the Early Consent Date
Existing notes issued by TIFSA
3.750% Notes due 2018	902118BP2/ US902118BP22	$48,772,000	72.71%
4.625% Notes due 2023	902118BQ0/ US902118BQ05	$34,870,000	82.70%
1.375% Notes due 2025 (the "TIFSA Euro Notes")	902118BR8/ XS1195465676	€416,606,000	83.32%
3.900% Notes due 2026	902118BS6/ US902118BS60	$697,445,000	92.99%
5.125% Notes due 2045	902118BT4/ US902118BT44	$727,030,000	96.94%

        The exchange offers and consent solicitations are being made pursuant to the terms and conditions set forth in Johnson Controls' preliminary prospectus, dated as of December 8, 2016 (the "prospectus"), which forms a part of the registration statement. The exchange offers and consent solicitations commenced on November 28, 2016 and will expire at 11:59 p.m. New York City time on December 23, 2016, unless extended (the "Expiration Date"). Tendered existing notes may be validly withdrawn at any time prior to the expiration of the exchange offers. The New Notes are expected to be issued promptly on or about the second business day following the Expiration Date (the "Settlement Date"). The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed in the prospectus, including, among other things, the registration statement having been declared effective by the SEC.

        On December 9, 2016, (i) JCI Inc. and U.S. Bank National Association, as trustee and (ii) TIFSA and Deutsche Bank Trust Company Americas, as trustee, executed supplemental indentures (the "Supplemental Indentures") to the indentures governing each series of existing notes, incorporating the proposed amendments. The Supplemental Indentures became effective upon execution, and as a result, holders of existing notes will not be able to revoke properly delivered consents with respect to any series of existing notes. However, the proposed amendments will not become operative until the Settlement Date.

        Following consummation of the exchange offers, Johnson Controls intends to deregister each series of existing notes with the SEC and each of JCI Inc. and TIFSA expects to cease reporting pursuant to Section 13 or 15(d) of the Exchange Act. In addition, TIFSA expects to delist the TIFSA Euro Notes from the New York Stock Exchange.

        The Joint Lead Dealer Managers for the exchange offers are:

BofA Merrill Lynch	Citigroup Global Markets Inc.
Attn: Liability Management Group 214 North Tryon Street, 14th Floor Charlotte, North Carolina 28255 Toll-Free: (888) 292-0070 Collect: (980) 683-3215	Attn: Liability Management Group 390 Greenwich Street, 1st Floor New York, New York 10013 Toll-Free: (800) 558-3745 Collect: (212) 723-6106

        The exchange agent and information agent for the exchange offers is:

D.F. King & Co., Inc.
In New York: 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Peter Aymar Bank and Brokers Call Collect: (212) 269-5550 All Others, Please Call Toll-Free: (866) 416-0576	In London: 125 Wood Street London EC2V 7AN United Kingdom Telephone: +44 20 7920 9700
Email: jci@dfking.com Website: www.dfking.com/jci

        Wachtell, Lipton, Rosen & Katz is acting as legal advisor to Johnson Controls in connection with the exchange offers.

Additional Information and Where to Find it

        Johnson Controls has filed a registration statement (including a preliminary prospectus) with the SEC for the exchange offers to which this press release relates. Before you invest, you are urged to read the preliminary prospectus in that registration statement and other relevant documents filed or to be filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Johnson Controls, the exchange offers and related matters. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained by contacting BofA Merrill Lynch, Attention: Liability Management Group, 214 North Tryon Street, 14th Floor, Charlotte, North Carolina 28255 or calling (888) 292-0070, or Citigroup Global Markets Inc., Attention: Liability Management Group, 390 Greenwich Street, 1st Floor, New York, New York 10013 or calling (800) 558-3745. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Johnson Controls by contacting Johnson Controls Shareholder Services at Shareholder.Services@jci.com or by calling (800) 524-6220.

        This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities described herein and is also not a solicitation of the related consents. The exchange offers may be made only pursuant to the terms and conditions set forth in Johnson Controls' preliminary prospectus and the other related materials. The registration statement relating to the New Notes has been filed with the SEC but has not yet become effective. The New Notes may not be sold, nor may offers to buy be accepted, prior to the time the registration statement is declared effective by the SEC.

        Any offer of the New Notes made to holders of the existing notes that are resident in, located in, established in, incorporated in, acting from a branch or place of business in, or have their central management and control or center of main interests in, any Member State of the European Economic Area that has implemented Directive 2003/71/EC, as amended (the "Prospectus Directive") will be addressed only to holders that are qualified investors, as defined in the Prospectus Directive. Any such holder that is not a qualified investor will not be able to participate in the exchange offers.

About Johnson Controls

        Johnson Controls is a global diversified technology and multi industrial leader serving a wide range of customers in more than 150 countries. Our 130,000 employees create intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems that work seamlessly together to deliver on the promise of smart cities and communities. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat.

We are committed to helping our customers win and creating greater value for all of our stakeholders through strategic focus on our buildings and energy growth platforms.

Johnson Controls International plc Cautionary Statement Regarding Forward-Looking Statements

        Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "should," "forecast," "project" or "plan" and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls' control, that could cause Johnson Controls' actual results to differ materially from those expressed or implied by such forward-looking statements. Detailed discussions of risks related to Johnson Controls' business and the exchange offers are included in the section entitled "Risk Factors" in Johnson Controls International plc's Annual Report on Form 10-K for the 2016 fiscal year filed with the SEC on November 23, 2016 and in the section entitled "Risk Factors" in the registration statement, respectively, each of which is available at www.sec.gov. Noteholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.

CONTACT:

Investors:
Antonella Franzen
(609) 720-4665

Ryan Edelman
(609) 720-4545

Media:
Fraser Engerman
(414) 524-2733